UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2011

COMMUNITY BANKERS TRUST CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-32590	20-2652949
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4235 Innslake Drive, Suite 200 Glen Allen, Virginia	23060
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (804) 934-9999

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 1, 2011, Community Bankers Trust Corporation (the “Company”) named Rex L. Smith, III to the positions of President and Chief Executive Officer on a permanent basis. He was also named President and Chief Executive Officer of Essex Bank, a wholly owned subsidiary of the Company (the “Bank”). In accordance with applicable regulatory requirements, Mr. Smith will officially take the President and Chief Executive Officer titles following receipt of regulatory approval.

Mr. Smith, 53, has served as the Bank’s Executive Vice President and Chief Banking Officer since May 2010, and he has assumed the responsibilities of President and Chief Executive Officer of each of the Company and the Bank since September 2010. He was the Bank’s Executive Vice President and Chief Administrative Officer from 2009 to April 2010. From 2007 to 2009, he was the Central Virginia President for Gateway Bank and Trust and, from 2000 to 2007, he was President and Chief Executive Officer of The Bank of Richmond.

On March 2, 2011, the Company reappointed William E. Saunders, Jr. as the Bank’s Executive Vice President and Chief Risk Officer. Mr. Saunders, 48, had served as the Bank’s Executive Vice President and Chief Operating Officer from May 2010 to March 2011. From 2008 to 2010, he served as the Bank’s Senior Vice President – Chief Risk Officer and, from 2004 to 2008, he was the Bank’s Vice President – Risk Management. The Bank will not retain a “Chief Operating Officer” position, as the responsibilities for that position are now handled by other officers.

The Company has not entered into an employment agreement or similar arrangement with Mr. Smith or Mr. Saunders. The Company expects to enter into such an arrangement with Mr. Smith once his appointments are effective.

The Company issued a press release reporting the Company’s actions with respect to Mr. Smith on March 2, 2011. The press release is being filed as Exhibit 99.1 to this report and is incorporated by reference into this Item 5.02.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release issued March 2, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY BANKERS TRUST CORPORATION
(Registrant)

Date: March 7, 2011	By:	/s/ John M. Oakey, III
John M. Oakey, III
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued March 2, 2011